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                                                                     EXHIBIT 3.1
                                                                     -----------
                            CERTIFICATE OF AMENDMENT

                            OF SECOND RESTATED BYLAWS

                              CORILLIAN CORPORATION

        The undersigned, Erich Litch, hereby certifies that he is the duly elected, qualified and acting Secretary of Corillian Corporation, an Oregon corporation (the "Company"), and does further certify as follows:

        1. The following section is added to Article III of the Company's Second Restated Bylaws, which amendment was adopted by the Board of Directors of the Company by unanimous written consent dated effective as April 10, 2006:

               "3.2.1A   CLASSIFIED BOARD

               Subject to Section 5.1 of the Articles of Incorporation, the Board of Directors may be divided into three classes, as determined by resolution of Board, with such classes to be as equal in number as may be possible. Subject to the foregoing, the Board of Directors may assign the Directors to the classes of the Board of Directors in any manner. At each annual meeting of shareholders, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders. Notwithstanding any of the foregoing provisions of this Section 3.2.1A, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office."

        IN WITNESS WHEREOF, the undersigned has hereto set his name this 10th day of April, 2006.


                                              CORILLIAN CORPORATION



                                              /s/ ERICH LITCH
                                              ---------------
                                              Erich Litch, Secretary